Exhibit 10.9

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made as of January 14, 2022, by and between Atlantic Union Bankshares Corporation, a Virginia corporation (“Bankshares”) which is the parent company of Atlantic Union Bank, a Virginia banking corporation (the “Bank”), the Bank, and John C. Asbury (“you” or “your”). Bankshares and the Bank shall be collectively referred to herein as the “Company.”

The parties, intending to be legally bound, agree as follows:

1.          Employment and Acceptance. You shall be employed or continue to be employed as President and Chief Executive Officer of Bankshares and Chief Executive Officer of the Bank on the terms and subject to the conditions of this Agreement. You shall have the duties and responsibilities that are commensurate with your position and shall also render such other managerial services as may be reasonably assigned to you from time to time by the Company, consistent with your position. You accept such employment and agree to carry out your duties and responsibilities to the best of your ability in a competent, efficient and businesslike manner. You further agree to comply with all the policies, standards and codes of conduct of the Company now or hereafter adopted. You shall also serve as a member of the Board of Directors of Bankshares. In accordance with the Company’s current practice, as an employee of the Company you will not be eligible for any additional fees or compensation for your service as a member of the Board of Directors.

References in this Agreement to services rendered for the Company and compensation and benefits payable or provided by the Company shall include services rendered for, and compensation and benefits payable or provided by, any Affiliate (as defined below) of the Company. Unless the context otherwise requires, references in this Agreement to the “Company” also shall mean and refer to any business entity, that, directly or indirectly through one or more intermediaries, is controlled by the Company (each, an “Affiliate”).

2.          Term of Employment. This Agreement will be effective on January 14, 2022, (the “Commencement Date”) and will expire on December 31, 2022; provided that on December 31, 2022 and on each December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), the term of your employment will be automatically extended for an additional calendar year. The term of your employment will not, however, be extended if the Company gives you written notice (“Nonrenewal Notice”) of such nonrenewal no later than September 30th before the Renewal Date (the initial and any extended term of your employment is referred to as the “Employment Period”).

3.          Compensation and Benefits.

(a)          Base Salary. You will receive for your services an annual base salary of $832,000 (the “Base Salary”), which will be payable in accordance with the payroll practices of the Company applicable to all officers (but not less frequently than monthly). The Base Salary will be reviewed annually by Bankshares’ Board of Directors (the “Board of Directors”) and may be adjusted upward or downward in the sole discretion of the Board of Directors. In no event, however, will the Base Salary be less than $832,000.

(b)          Short-Term and Long-Term Incentives. During the Employment Period, you may participate in such short-term and/or long-term cash and/or equity incentive plan(s) in such manner and subject to such terms and conditions as the Compensation Committee or the Board of Directors in its sole discretion may determine. Any annual cash bonus will be paid no later than two and one-half (2 ½) months after the end of the year for which the annual bonus is awarded. To be eligible to earn any bonus, and as condition of earning such bonus, you must be employed by the Company on the date such bonus is paid, unless you have retired in accordance with the Company’s retirement policy after the last date of the bonus performance period under the applicable incentive plan.

(c)        Benefits. You will be entitled to participate in and receive the benefits of any retirement benefit plan, life insurance, profit sharing, employee stock ownership, and other plans, benefits and privileges of the Company that may be in effect from time to time, to the extent you are eligible under the terms of those plans and programs. It is understood that the Board of Directors may, in its sole discretion, establish, modify or terminate such plans, programs or benefits.

(d)          Business Expenses. The Company will reimburse you or otherwise provide for or pay for all reasonable expenses incurred by you in furtherance of, or in connection with, the business of the Company, including, but not by way of limitation, travel expenses, and memberships in professional organizations, subject to such reasonable documentation and other limitations as may be established or required by the Board of Directors. You will also be provided with an appropriate automobile as determined by the Company and the Company will pay the costs associated with the operation of the automobile, as provided for in the Company’s policies. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) to the extent that such reimbursements are subject to Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(e)          Paid Time Off. You will be entitled to paid time off in accordance with the Company’s paid time-off policies as in effect from time to time. Under the Company’s current policy, you will be entitled to five weeks of paid time-off annually, including vacation, sick leave and personal leave.

4.          Termination and Termination Benefits. Notwithstanding the provisions of Section 2, your employment hereunder shall terminate under the following circumstances and shall be subject to the following provisions:

(a)          Death. If you die while employed by the Company, the Company will pay the Accrued Amounts (as defined in and subject to the payment timing in Section 4(c), below) and an amount equal to six (6) months of your salary at your then current Base Salary rate to your beneficiary or beneficiaries named on Exhibit 1 to this Agreement (or to your estate, if you fail to make such designation) within sixty (60) days after your death, with such payments to be made on the same periodic dates as salary payments would have been made to you had you not died. If a timely election for COBRA coverage is made, for up to twelve (12) months following your death your qualified dependents will receive benefits under the Company’s group health, dental and vision plans at the same rates as those paid by active participants immediately prior to your death, and the Company will continue to pay its portion of such health, dental and vision premiums. Any COBRA coverage available following such twelve (12) month period shall be at the full (unsubsidized) expense of your covered qualified dependents.

(b)          Disability. Your employment may be terminated at any time by the Company because of your inability to perform the essential functions of your position with the Company on a full-time basis for 180 consecutive days or a total of at least two hundred forty (240) days in any twelve (12)-month period as a result of your incapacity due to physical or mental illness as determined pursuant to the Company’s long-term disability policy. If the Company terminates your employment under this Section 4(b), this Agreement will terminate without any further obligation of the Company to you other than to pay you any Accrued amounts (as defined in and subject to payment timing in Section 4(c)) and, if you timely elect COBRA coverage, your then-current benefits under the Company’s group health, dental and vision plans will continue in accordance with the terms of the applicable plan and law. In such case, (a) you will receive such benefits at the rates paid by active participants, and (b) for twelve (12) months the Company will continue to pay its portion of such health, dental and vision premiums.

(c)          Termination for Cause. Your employment may be terminated at any time by the Company effective immediately for Cause (as defined below) upon written notice to you setting forth in reasonable detail the nature of such Cause. If the Company terminates you for Cause, this Agreement will terminate without any further obligation of the Company to you other than to pay you any accrued but unpaid Base Salary through your termination date, which shall be paid on the payroll date immediately following the date of termination or such earlier date required by law, and to reimburse you for any unreimbursed expenses properly incurred by you (collectively, the “Accrued Amounts”). Only the following shall constitute “Cause” for such termination:

(i)          your willful failure to perform any of the duties and responsibilities required of your position (other than by reason of your disability) or your willful failure to follow reasonable instructions or policies of the Company, after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Board of Directors but no less than fifteen (15) and no more than thirty (30) days) to remedy such failure (if it is capable of being remedied as determined by the Board of Directors);

(ii)          your breach of fiduciary duties or duties of loyalty owed to the Company or its Affiliates;

(iii)          your conviction of or entering of a guilty plea or a plea of no contest with respect to a felony (or state law equivalent) or any crime (felony or misdemeanor) of moral turpitude or your misappropriation or embezzlement of funds or property of the Company or its Affiliates;

(iv)          your breach of a material term of this Agreement or violation in any material respect of any code or standard of conduct generally applicable to employees of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Board of Directors but not less than fifteen (15) and no more than thirty (30) days) to remedy such breach or violation (if it is capable of being remedied as determined by the Board of Directors);

(v)          your fraud or dishonesty with respect to Company or its Affiliates;

(vi)          your engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is or would be reasonably likely to result, or has resulted, in material injury to the Company or its Affiliates, reputational, financial, or otherwise.

(d)          Termination Without Cause. The Company may terminate your employment hereunder without Cause by written notice to you effective thirty (30) days after receipt of such notice by you. In the event of your termination of employment by the Company without Cause, you shall be entitled to the benefits specified in Section 4(g) of this Agreement, subject to your satisfaction of the requirements set forth in Section 4(g).

(e)          Termination by You Without Good Reason. You may terminate your employment hereunder without Good Reason (as defined below) by written notice to the Company effective thirty (30) days after receipt of such notice by the Company. In the event you terminate your employment hereunder without Good Reason, you will be entitled to receive the Accrued Amounts as provided in Section 4(c). It shall not constitute a breach of this Agreement or “Good Reason” (defined below) for the Company to suspend your duties and to place you on paid leave during the period after notice of termination is received.

(f)          Termination by You for Good Reason. You may voluntarily terminate your employment under this Agreement at any time for Good Reason and be entitled to receive the compensation and benefits set forth in Section 4(g), subject to the satisfaction of the requirements set forth in Section 4(g). You must provide written notice to the Board of Directors of the existence of the event or condition constituting such Good Reason within ninety (90) days after the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by you, the Company shall have a period of thirty (30) days during which it may remedy the event or condition constituting Good Reason, and your employment shall continue in effect during such time. In the event the Company shall remedy the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Company shall not be required to pay any amount due to you under this Section 4(f). If the Company has not remedied the event or condition constituting Good Reason during the thirty (30) day cure period and you do not terminate your employment for Good Reason within ninety (90) days thereafter, then you will have waived your right to terminate for Good Reason with respect to such grounds.

For purposes of this Agreement, Good Reason shall mean: (i) the failure by the Company to comply with the provisions of Section 3 or material breach by the Company of any other material provision of this Agreement; (ii) the assignment to you, without your consent, to a position or of responsibilities and duties that have materially less responsibility and authority than your position, responsibilities, or duties at the Commencement Date;

(iii) the requirement by the Company that you be based (other than on a temporary basis) at any office that is greater than fifty miles from where your office is located at the Commencement Date; or (iv) the failure of the Company to nominate you for election to the Board of Directors of the Company and to use its best efforts to have you re-elected. Notwithstanding the above, Good Reason shall not include your removal as an officer of any Affiliate of the Company in order that you might concentrate your efforts on the Company or any resignation by you where Cause for your termination by the Company exists.

(g)          Certain Termination Benefits. In the event of termination of your employment by the Company without Cause, and other than for death or disability, or by you for Good Reason, you shall receive the Accrued Amounts and, provided you sign and deliver to the Company, within the time periods required by the Company, a general release and waiver of all claims in favor of the Company and its Affiliates and their respective officers and directors and employees and others in a form provided by the Company and it becomes effective and irrevocable(the “Release”), the following payments and benefits:

(i)          Any earned but unpaid annual incentive bonus referenced in Section 3(b) with respect to any completed calendar year immediately preceding the date of termination, which shall be paid on the applicable payment date when such bonus would have been otherwise due;

(ii)          Subject to subsections (v) and (vii) below, for a two (2)-year period immediately following the date of termination, the Company shall continue to pay you your Base Salary at the rate in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made had your employment not been terminated (the “Severance Benefit”), subject to compliance with Section 19 of this Agreement regarding the requirements of Section 409A of the Code;

(iii)          The Company shall pay you a welfare continuance benefit (the “Welfare Continuance Benefit”) in an amount equal to the product of (x) the amount of the Company’s monthly contribution pursuant to its current plan, or plans, in effect as of the date of termination of employment to provide group health, dental and vision insurance benefits made available to similarly situated officers of the Company (for purposes of illustration only, that monthly contribution is $720 as of the date of this Agreement), times (y) twenty-four (24). The Welfare Continuance Benefit will be paid to you in a lump sum cash payment within sixty (60) days after the date of your termination of employment, provided that the Release has become irrevocable and subject to compliance with Section 19 of this Agreement regarding the requirements of Section 409A of the Code;

(iv)          All outstanding Awards (as defined in the applicable equity award plan of Bankshares) shall vest in accordance with the terms of the applicable award agreement or other governing document pursuant to which an Award is granted (the “Award Agreement”), except that, solely for purposes of determining vesting in such Awards that are outstanding as of the date of this Agreement and subject to the Release requirement herein, you will be treated as if you are eligible to receive severance pay under the Atlantic Union Bankshares Executive Severance Plan for purposes of applying the terms of the applicable Award Agreement;

(v)          During the twelve (12)-month period that begins on the first anniversary date of the termination of employment and ends on the second anniversary date, the Company’s obligation to continue to pay you the Severance Benefit during such second twelve (12)-month period shall terminate thirty (30) days after you obtain full-time employment with another employer that provides an annualized base salary that is at least equal to 75% of the Base Salary being paid to you by the Company at the rate in effect on the date of termination;

(vi)          During the two (2)-year period following the date of termination, you shall provide the Company with at least ten days written notice before the starting date of any employment, identifying the prospective employer and its affiliated companies and the job description, including a description of the proposed geographic market area associated with the new position. Upon request, you shall provide the Company with proof of your annualized base salary with your new employer so as to meet the obligations in subsection (v) above. You shall notify in writing any new employer of the existence of the restrictive covenants set forth in Section 5 of this Agreement prior to commencing such employment;

(vii)          The obligation of the Company to continue to pay you the Severance Benefit for the period after the Noncompete Period (as defined in Section 5(a)) has expired and prior to the completion of the twenty-four (24) month period specified in (ii) above shall cease and be null and void effective upon your engaging in any conduct or activity that otherwise would have been prohibited under Section 5(a). (By way of illustration only, if you elect to engage in a Competitive Business within the Market Area (as those terms are defined in Section 5(e)) upon expiration of the one (1)-year Noncompete Period, the Company will not be obligated to continue to pay the Severance Benefit for the remaining balance of the twenty-four (24) month period specified in (ii) above.).

The Release referenced in this Section 4(g) to be effective must be delivered by you to the Company no later than forty-five (45) days following your termination of employment and must not be revoked during the seven (7) days following such delivery. If such Release is not executed in a timely manner or is revoked, all such payments and benefits shall immediately cease and you shall be required to repay to the Company any such payments that have already been paid to you except for the Accrued Amounts.

(h)          Nonrenewal of the Employment Period. In the event of your termination of employment following a Nonrenewal Notice by the Company as set forth in Section 2 of this Agreement, and except for the following adjustments set forth below to the Severance Benefit and Welfare Continuance Benefit, you will be entitled to the termination benefits provided for in Section 4(g), subject to your execution and delivery of the Release and its effectiveness:

(i)          For a one (1)-year period following the date of termination, the Company shall continue to pay you your Base Salary at the rate in effect on the date of termination, such payments to be made on the same periodic dates as salary payments would have been made had your employment not been terminated, subject to compliance with Section 19 of this Agreement regarding the requirements of Section 409A of the Code; and

(ii)          The Welfare Continuance Benefit will be an amount equal to the product of (x) the amount of the Company’s monthly contribution pursuant to its current plan, or plans, in effect as of the date of termination of employment to provide group health insurance and certain related benefits made available to similarly situated officers of the Company, times (y) twelve (12). The Welfare Continuance Benefit will be paid to you in a lump sum cash payment within sixty (60) days after the date of your termination of employment, provided the Release has become irrevocable and subject to compliance with Section 19 of this Agreement regarding the requirements of Section 409A of the Code.

(i)          Resignation of All Other Position. Effective upon the termination of your employment for any reason, you shall be deemed to have resigned from all positions that you hold as an officer of the Company or its Affiliates.

(j)          Regulatory Requirement. The Company shall not be required to make payment of, or provide any benefit under, this Section 4 to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359 or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

5.          Covenants.

(a)          Noncompetition. You agree that during the Employment Period and for a one (1)-year period following the termination of your employment (subject to Section 5(d) below) for any reason, including resignation or retirement (the “Noncompete Period”), you will not directly or indirectly, as a principal, agent, employee, employer, investor, director, consultant, co-partner or in any other individual or representative capacity whatsoever, engage in a business that provides Competitive Services anywhere in the Market Area (as such terms are defined below) by performing services in any competitive capacity through holding the same or similar office or engaging in the same or similar activities to those which you held or performed on behalf of the Company and any of its Affiliates during the Employment Period. Notwithstanding the foregoing, you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that provides Competitive Services in the Market Area and whose securities are listed on any national securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934.

(b)          Non-solicitation of Customers. You agree that for a two (2)-year period following the termination of your employment for any reason, including resignation or retirement, you will not solicit, divert from the Company or its Affiliates, or transact business with any “Customer” of the Company with whom you had “Material Contact” during the last twenty-four (24) months of your employment or about whom you obtained information not known generally to the public while acting within the scope of your employment during the last twenty-four (24) months of your employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by the Company or its Affiliates during your employment and at the time your employment ends. For purposes of this subsection 5(b), “Material Contact” means that you personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Company or its Affiliates; and “Customer” means (1) any Person to whom the Company or its Affiliates provided products or service in exchange for compensation or who otherwise had a depository or other contractual relationship with the Company or its Affiliates pursuant to which the Company or its Affiliates provided products or services to the Customer during the last twenty-four (24) months of your employment; or (2) any Person to whom you, while acting in the scope of your employment, offered the products or services of the Company or its Affiliates during the last twenty-four (24) months of your employment. The term “solicit” does not include advertisements in publications or media of general or industry-wide circulation not directed disproportionately to Customers of the Company. You acknowledge that, due to your relationship with the Company, you will develop, or have developed, special contacts and relationships with the Company’s customers and that it would be unfair and harmful if you took advantage of these relationships.

(c)Non-Piracy of Employees. You further agree that for a two (2)-year period following the termination of your employment for any reason, including resignation or retirement, you will not, directly or indirectly: solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Company or its Affiliates who performed work for the Company or its Affiliates or who was otherwise engaged or employed with the Company or its Affiliates during the last six (6) months of your employment, and with whom you had “Material Contact.” In addition, you shall not during your employment, encourage or solicit any employee or independent contractor (which shall not include non-exclusive outside vendors) of the Company or its Affiliates to leave their employment by or engagement with the Company or its Affiliates if the purpose is to perform services for a business engaged in providing Competitive Services. For purposes of this subsection 5(c), “Material Contact” means that you were aware of or communicated with the employee or independent contractor during the last twenty-four (24) months of your employment.

(d)          Nonrenewal of the Agreement. Notwithstanding the foregoing, in the event the Company elects not to renew this Agreement in accordance with Section 2 and your employment is subsequently terminated after the expiration of the then current term, you will not be subject to the noncompetition provisions of Section 5(a) following the termination of your employment, unless you shall otherwise be entitled to receive payments from the Company as a result of your termination without Cause, the nonrenewal of the term of this Agreement, or for Good Reason pursuant to Sections 4(g) or 4(h) of this Agreement.

(e)          Definitions. As used in this Agreement, the term “Competitive Services” means providing financial products and services that are the same as or substantially similar to those offered by the Company during the Employment Period and at the time the Employment Period ends, which includes offering one or more of the following products and services: depository accounts, consumer and commercial lending, banking, residential and commercial mortgage lending, cash management services, securities brokerage and asset management, trust and estate administration, and any other business in which the Company or its Affiliates are engaged and in which you are significantly engaged at the time of termination of your employment; the term “Market Area” means the area within a twenty-five (25) mile radius of any banking office or a loan production office (excluding for purposes of this Agreement an office providing only residential mortgage loans) that the

Company has established and is continuing to operate at the time of termination of your employment; and the term “Person” means any person, partnership, corporation, company, group or other entity.

(f)          Confidentiality. As an employee of the Company, you will have access to and may participate in the origination of non-public, proprietary and confidential information relating to the Company and its Affiliates and you acknowledge a fiduciary duty owed to the Company and its Affiliates not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning the Company and its Affiliates or their customers that is not generally known to the public or generally in the banking industry (“Confidential Information”). You agree that for the five (5)-year period following the termination of your employment for any reason, including resignation or retirement, you will not use or disclose to any third party any such Confidential Information, either directly or indirectly, except as may be authorized in writing specifically by the Company; provided, however that to the extent the information covered by this Section 5(f) is otherwise protected by the law, such as a “trade secret,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect

Nothing in this Agreement restricts or prohibits you or your counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. You are not required to notify the Company that you have engaged in such communications with the Regulators. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators that the information you are providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

•Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

 (g)          Acknowledgment; Enforcement. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. You agree that the restrictions imposed herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on your post-employment activity nor overly burdensome for you to abide by. You covenant that you will not make any contention contrary to any of the foregoing representations in the future and agree that you will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in Section 5 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable, so long as applicable law allows such modifications. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

(h)          Enforcement. You acknowledge that damages at law would not be a measurable or an adequate remedy for breach of the covenants contained in this Section 5 and, accordingly, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction (subject to the venue provisions described below) in connection with any action to enjoin you from violating any such covenants. If the Company is successful in whole or in part in any legal, equitable, or arbitration action against you or brought by you in connection with the enforcement of the covenants included in this Section 5, the Company shall be entitled to payment of all costs, including reasonable attorneys’ fees, from you. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 5 of this Agreement, the Company shall reimburse you for reasonable legal fees incurred to defend the claim. All the provisions of this Section 5 will survive termination and expiration of this Agreement.

6.          Change in Control of the Company. Provided the Amended and Restated Management Continuity Agreement, dated as of the same date as this Agreement, between the Company and you (the “Management Continuity Agreement”) that provides for certain severance payments and benefits in connection with the termination of your employment without “cause” or “good reason” following a “change in control” transaction (as those terms are defined in the Management Continuity Agreement), continues to remain in effect, in the event there is a “change in control” of the Company this Agreement will terminate and be of no further force and effect, except as provided below, and any termination benefits will be determined and paid solely pursuant to such Management Continuity Agreement.

Notwithstanding anything to the contrary contained in this Agreement, in the event of a change in control of the Company, the restrictions imposed by paragraph (a) of Section 5 shall not apply to you after you cease to be employed by the Company, unless you are entitled to receive the severance benefits provided for in the Management Continuity Agreement in which case the restrictions imposed by Section 5(a) of this Agreement will continue to apply. The non-solicitation of customers and non-piracy restrictions in Sections 5(b) and 5(c) and the confidentiality provisions in Section 5(f) will remain in full force and effect following a change in control under all circumstances.

7.          Arbitration/Venue.

(a)          Except as provided in Section 7(c) below, both the Company and you acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with your employment or this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Richmond, Virginia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator(s) shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b)          The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law.

(c)          The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. To the extent any dispute between the parties is or becomes part of a judicial proceeding, the exclusive venue for any such proceeding shall be the Circuit Court of Henrico County, Virginia or the federal district court in Richmond, Virginia, selected at the option of the Company and to which you waive all objections and consent to personal jurisdiction.

(d)          YOU HEREBY CONFIRM YOU HAVE READ AND UNDERSTAND THIS SECTION 7, WHICH DISCUSSES ARBITRATION, AND UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE, EXCEPT AS PROVIDED IN SECTION 7(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH YOUR EMPLOYMENT, THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF YOUR RELATIONSHIP WITH THE COMPANY.

8.          Mitigation; Exclusivity of Benefits.

(a)          You shall not be required to mitigate the amount of any benefits to be paid to you hereunder by seeking other employment or otherwise.

(b)          The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to you upon a termination of employment with the Company pursuant to employee benefit plans of the Company or otherwise.

9.          Withholding. All payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

10.          Assignability. The Company may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case such corporation, company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, to the extent that any such transaction does not trigger the operation of Section 6 above. You may not assign or transfer this Agreement or any rights or obligations hereunder.

11.          Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Chairman of the Board
Atlantic Union Bankshares Corporation
1051 East Cary Street
Suite 1200
Richmond, Virginia 23219

And at the Chairman’s home address as shown on the records of the Company.

To You:	John C. Asbury

At your home address as shown on the records of the Company.

12.          Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer or officers as may be specifically designated by the Board of Directors of Bankshares and the Bank to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.          Entire Agreement. This Agreement, together with the Management Continuity Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth or expressly incorporated in this Agreement or in the Management Continuity Agreement.

14.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to its conflicts of laws principles.

15.          Nature of Obligations. Nothing contained herein shall create or require the Company to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that you acquire a right to receive benefits from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

16.          Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.          Validity/Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Should any part of this Agreement be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in full force and effect as if the Agreement had been executed without the illegal, invalid or unenforceable portion.

18.          Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. In the event that any signature is executed or delivered by means of an electronic signature (such as DocuSign), facsimile or scanned pages via electronic mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic signature, facsimile or scanned pages were the original signed version thereof delivered in person.

19.          Deferred Compensation Omnibus Provision.

(a)          It is intended that payments and benefits under this Agreement that are considered to be deferred compensation subject to Section 409A of the Code, shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code and related regulations and guidance to avoid the unfavorable tax consequences provided for therein for non- compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by you under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

(b)          If you are deemed on the date of separation of service with the Company to be a “specified employee,” as defined in Section 409A(a)(2)(B) of the Code, then any payments or arrangements due upon a termination of your employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall not be made or provided prior to the earlier of (i) the date which is six (6) months after your “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of your death. (the “409A Deferral Period”).

(c)          In the case of benefits that are subject to Section 409A of the Code and not deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii), you may pay the cost of benefit coverage, and thereby obtain benefits, during the 409A Deferral Period and then be reimbursed by the Company when the 409A Deferral Period ends. Not later than ten (10) days after the end of the 409A Deferral Period, all payments delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided as originally scheduled.

(d)          It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(e)          “Termination of employment” shall have the same meaning as “separation of service,” as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

(f)When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g)Notwithstanding any of the provisions of this Agreement, neither the Company the Company’s affiliates, nor any of the Company’s officers, directors, employees, agents or representatives shall be liable to the you if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

20.          Clawback. You agree that any incentive based compensation or award that you receive, or have received, from the Company or its Affiliates under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors determines, but in no event with a look-back period of more than three (3) years, unless required by applicable law or stock exchange listing requirement.

21.          Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Company or its Affiliates (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. The Documents, and any copies, shall be returned to the Company upon your termination of employment for any reason or at such earlier time as the Board of Directors or its designees may specify.

22.          Non-disparagement. Subject to the provision in Section 5(f) relating to communications to Regulators, you will not at any time during or after the Employment Period make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its business, or any of its directors, employees, customers, and other associated third parties. This Section 22 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. You shall promptly provide written notice of any such order to the Company. The Company will cause its officers and directors to refrain from making, publishing or communicating, at any time during or after the Employment Period, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning you.

23.          Stock Ownership Requirements. During the Employment Period, you will be expected to maintain ownership of Company common stock in accordance with the guidelines established by the Board of Directors from time to time.

24.          No Construction Against Any Party. This Agreement is the product of informed negotiations between parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

25.Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect. Any reference to “days” shall refer to calendar days unless specifically provided otherwise.

(Signatures appear on the following page)

IN WITNESS WHEREOF, this Agreement has been executed by you and by a duly authorized officer of each of Bankshares and the Bank as of the date first above written.

ATLANTIC UNION BANKSHARES CORPORATION

By: /s/ Ronald L. Tillett

Ronald L. Tillett

Chairman of the Board

ATLANTIC UNION BANK

By: /s/ Ronald L. Tillett

Ronald L. Tillett

Chairman of the Board

EXECUTIVE

By: /John Asbury

John C. Asbury

 EXHIBIT 1

BENEFICIARY DESIGNATION

I hereby designate the following person(s) as a beneficiary for the purposes of Section 6(b) to the extent of the percentage interest listed next to their name:

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NAME PERCENTAGE INTEREST

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TOTAL (CANNOT EXCEED 100%)

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